Provident Bancorp, Inc. Reports Results  for the June 30, 2023 Quarter

Company Release – 07/27/2023

Amesbury, Massachusetts — Provident Bancorp, Inc. (the “Company”) (NasdaqCM: PVBC), the holding company for BankProv (the “Bank”), reported net income for the quarter ended June 30,  2023 of $3.5 million, or $0.21 per diluted share, compared to $2.1 million, or $0.13 per diluted share, for the quarter ended March 31, 2023, and $5.6 million, or $0.33 per diluted share, for the quarter ended June 30, 2022. Net income for the six months ended June 30, 2023 was $5.6 million, or $0.34 per diluted share, compared to $11.1 million, or $0.66 per diluted share, for the six months ended June 30, 2022.

In announcing these results, Carol Houle, Co-Chief Executive Officer and Chief Financial Officer said, “Net interest margin has declined significantly due to our cost of funds outpacing yield on assets. The ten rate hikes since the beginning of 2022, coupled with the speed in which deposits can be moved, has pressured banks to increase deposit rates at a faster pace to remain competitive.”

“It is important, as a leadership team, to evaluate all areas of revenue and expense to ensure the bank is operating at optimum efficiency. During the quarter, we have made concerted efforts to reduce costs and evaluate fees on deposit products to reduce the negative impact that the increased cost of funds had on our performance,” said Joe Reilly, Co-Chief Executive Officer.

Mr. Reilly continued, “Our results for the period reflect our restructured management team and our focus on our revised business plan, operations, and risk tolerance in light of the events and the losses that occurred in late 2022. We have made a concerted effort to adjust our business practices and strategies to better monitor and manage our risk position, capital position, liquidity, growth of our Banking as a Service operations, and overall asset growth. In this regard, we have updated internal metrics and limitations in these areas to better manage and monitor our overall risk position, including generally managing overall asset growth to 5% per year, and we have adopted more comprehensive capital management policies and procedures. We believe these efforts will assist the Company in implementing a measured growth strategy that does not create undue operational risk while meeting supervisory expectations.

Income Statement Results

Quarter Ended June 30, 2023 Compared to Quarter Ended March 31, 2023

For the quarter ended June 30, 2023, net interest and dividend income was $14.9 million, which represents a decrease of $914,000, or 5.8%, compared to the quarter ended March 31, 2023.  Net interest and dividend income was negatively impacted by an increase in interest expense of $3.2 million, or 65.7%, to $8.0 million compared to $4.8 million for the quarter ended March 31, 2023, partially offset by  an increase in interest and dividend income of $2.3 million,  or 10.9%, to $22.9 million compared to $20.6 million for the quarter ended March 31, 2023.  Interest expense increased primarily due to an increase in the cost of interest-bearing deposits and an increase in the average balance of interest-bearing deposits. The cost of interest-bearing deposits increased 101 basis points to 3.04% for the quarter ended June 30, 2023, compared to 2.03% for the quarter ended March 31, 2023, primarily due to rising interest rates and a larger proportion of the portfolio consisting of higher-cost money market accounts and certificates of deposit. The average balance of interest-bearing deposits increased  $240.7 million, or 31.3%, for the quarter ended June 30, 2023, primarily due to increases in the average balances of money market accounts and certificates of deposit.

Interest and dividend income increased primarily due to an increase in the average balance of short-term investments of $195.5 million to $236.4 million as of June 30, 2023, compared to $40.9 million as of March 31, 2023.The increase resulted in an increase of interest earned of $2.6 million to $3.0 million as of June 30, 2023, compared to $383,000 as of March 31, 2023. The increase was partially offset by a decrease in interest and fees on loans of $354,000, or 1.8%, to $19.7 million for the quarter ended June 30, 2023, compared to $20.0 million for the quarter ended March 31, 2023. The decrease was primarily a result of the $45.3 million decrease in the average balance of loans.

A credit loss benefit of $1.1 million was recognized for the quarter ended June 30,  2023 due to improvements in the near-term Gross Domestic Product (“GDP”) and unemployment rate forecasts. Reduced balances in the commercial real estate, commercial, and enterprise value loan portfolios, which have a higher credit risk compared to the Bank’s other loan portfolios such as mortgage warehouse and construction and land development also contributed to the benefit.  In addition, updated valuations increased collateral values for individually analyzed loans in the enterprise value portfolio, causing a decrease in the reserve for the quarter ended June 30, 2023.

For the quarter ended June 30, 2023, noninterest income was $1.7 million, which represents a decrease of $245,000, or  12.6%, compared to the quarter ended March 31, 2023. The decrease was primarily due to decreases in customer services fees on deposit accounts and other income, partially offset by an increase in other service charges. Customer service fees on deposit accounts decreased $210,000, or 21.5%, primarily due to decreased fees generated from cash vault services for our customers who operate Bitcoin ATMs as management suspended services while they continue to evaluate the services offered. Included in the customer service fees on deposit accounts was $238,000 for implementation and activity fees charged to Banking as a Service (“BaaS”) customers for the quarter ended June 30, 2023, compared to $245,000 for the quarter ended March 31, 2023. Other service charges and fees increased $76,000, or 16.9%, primarily due to prepayment penalties in our commercial real estate portfolio. Other income decreased $117,000, or 46.6%, primarily due to a decrease in sales of other repossessed assets.

For the quarter ended June 30, 2023, noninterest expense was $12.8 million, which represents a decrease of $460,000, or 3.5%, compared to the quarter ended March 31, 2023. The decrease was primarily due to decreases in professional fees and salaries and employee benefits, partially offset by an increase in other expense.  Professional fees decreased $484,000 from $1.4 million to $919,000 primarily due to decreased legal, audit, and compliance costs which were elevated for the quarter ended March 31, 2023 due to services pertaining to the events that led to losses recorded during 2022. Salaries and employee benefits decreased $435,000 from $8.5 million to $8.1 million due to a reduction in personnel servicing the enterprise value portfolio. Other expenses increased $198,000 from $672,000 to $870,000 due to loan workout expenses.

Quarter Ended June 30, 2023 Compared to Quarter Ended June 30, 2022

For the quarter ended June 30, 2023, net interest and dividend income was $14.9 million, which represents a decrease of $3.7 million, or 19.9%, from the quarter ended June 30, 2022. The net interest and dividend income for the quarter ended June 30, 2023 was negatively impacted by an increase in interest expense of $7.4 million to $8.0 million compared to $547,000 for the quarter ended June 30, 2022, which was offset by an increase in interest and dividend income of $3.7 million, or 19.4%, to $22.9 million for the quarter ended June 30, 2023, compared to $19.2 million for the quarter ended June 30, 2022. Interest expense increased primarily due to rising interest rates and a larger proportion of higher-cost money market accounts and certificates of deposit in the portfolio. Rising interest rates resulted in an increase in the cost of interest-bearing deposits of 280 basis points to 3.04% for the quarter ended June 30, 2023, compared to 0.24% for the quarter ended June 30, 2022. The increase in interest expense was also driven by an increase in the average balance of interest-bearing deposits of $201.1 million, or 24.9%, to $1.01 billion for the quarter ended June 30, 2023, compared to $807.7 million for the quarter ended June 30, 2022.

Interest and dividend income increased primarily due to rising interest rates, which resulted in an increased yield on interest-earning assets of 121 basis points to 5.67% for the quarter ended June 30, 2023, compared to 4.46% for the quarter ended June 30, 2022. The rising interest rates resulted in interest earned on short-term investments of $3.0 million for the quarter ended June 30, 2023, compared to $400,000 for the quarter ended June 30, 2022 and interest earned on loans of $19.7 million for the quarter ended June 30, 2023, compared to $18.6 million for the quarter ended June 30, 2022. The increase was partially offset by the $118.3 million, or 8.1%, reduction in the average balance of loans to $1.35 billion for the quarter ended June 30, 2023 from $1.47 billion for the quarter ended June 30, 2022.

A credit loss benefit of $1.1 million was recognized for the quarter ended June 30,  2023 due to improvements in the near-term Gross Domestic Product (“GDP”) and unemployment rate forecasts. Reduced balances in the commercial real estate, commercial, and enterprise value loan portfolios, which have a higher credit risk compared to the Bank’s other loan portfolios such as mortgage warehouse and construction and land development also contributed to the benefit. In addition, updated valuations increased collateral values for individually analyzed loans in the enterprise value portfolio, causing a decrease in the reserve for the quarter ended June 30, 2023.

For the quarter ended June 30, 2023, noninterest income was $1.7 million, which represents an increase of $150,000, or 9.7%, compared to the quarter ended June 30, 2022. The increase was primarily due to increases in customer service fees on deposit accounts and other income, partially offset by a decrease in the gain on loans sold. Customer service fees on deposit accounts increased $150,000, or 24.2%, which was primarily attributable to implementation and activity fees charged to BaaS customers of $238,000 for the quarter ended June 30, 2023, compared to $46,000 for the quarter ended June 30, 2022. Other income increased $98,000, or 272.2%, primarily due to insurance proceeds from replacement of damaged equipment.  Gain on loans sold decreased $187,000, or 100%, primarily due to the sale of residential mortgage loans in June 2022.

For the quarter ended June 30, 2023, noninterest expense was $12.8 million, which represents an increase of  $1.4 million, or 12.8%, compared to the quarter ended June 30, 2022.  The increase in noninterest expense was primarily due to increases in salaries and employee benefits, deposit insurance expense, professional fees, and software depreciation and implementation expenses.  The increase of $787,000, or 10.7%, in salary and employee benefits compared to the quarter ended June 30, 2022 was primarily due to an increase in staff to support strategic initiatives within our deposit products and services. Deposit insurance increased $214,000, or 139.0%, primarily due to an increase in the Federal Deposit Insurance Corporation’s (“FDIC”) insurance assessment rate schedules. Professional fees increased $210,000, or 29.6%, primarily due to increased audit and compliance costs. Software depreciation and implementation expenses increased $156,000, or 47.7%, primarily due to software licenses needed for the increased number of staff.

Six Months Ended June 30, 2023 Compared to Six Months Ended June 30, 2022

For the six months ended June 30, 2023, net interest and dividend income was $30.7 million, which represents a decrease of $5.4 million, or 15.9%, compared to the six months ended June 30, 2022. This decrease was primarily attributable to rising interest rates which resulted in increased costs  of interest-bearing deposits and borrowings. The cost of interest-bearing deposits increased 237 basis points to 2.60% for the six months ended June 30, 2023, compared to 0.23% for the six months ended June 30, 2022. The cost of borrowings increased 195 basis points to 3.98% for the six months ended June 30, 2023, compared to 2.02% for the six months ended June 30. 2022. The decrease in net interest and dividend income was further supported by an increase in average interest-bearing liabilities of $132.6 million, or 16.2%, which was due to an increase in average interest-bearing deposits of $85.5 million, or 10.6%, and an increase in the average total borrowings or $47.1 million, or 338.4%.

Interest and dividend income increased $5.9 million, or 15.7%, to $43.5 million for the six months ended June 30, 2023, compared to $37.6 million for the six months ended June 30, 2022. The increase in interest and dividend income for the six months ended June 30, 2023, compared to the six months ended June 30, 2022 was primarily driven by an increase of interest and fees on loans of $2.9 million, or 7.9%, and an increase in interest on short-term investments of $2.9 million, or 632.2%. The yield on loans increased 78 basis points to 5.79% for the six months ended June 30, 2023, compared to 5.01% for the six months ended June 30, 2022. The yield on short-term investments increased 432 basis points to 4.83% for the six months ended June 30, 2023, compared to 0.51% for the six months ended June 30, 2022.

A  credit loss expense of $712,000 was recognized for the six months ended June 30, 2023, compared to  a credit loss expense of $1.1 million for the six months ended June 30, 2022, which represents a decrease of $412,000, or 36.7%. The credit loss expense for the six months ended June 30, 2023 was driven by the need to replenish the allowance due to $3.6 million of net charge-offs that occurred during the quarter ended March 31, 2023 in the enterprise value portfolio. The expense was partially offset by improvements in the near-term GDP and unemployment rate forecasts, as well as a  reduction of the loan balances in the commercial real estate, commercial, and enterprise value loan portfolios, which have a higher credit risk compared to the Bank’s other loan portfolios.  Also, updated valuations during the quarter ended June 30, 2023 increased collateral values for individually analyzed loans in the enterprise value portfolio partially offset the credit loss expense for the six months ended June 30, 2023. The $1.1 million provision for the six months ended June 30, 2022 was based on the incurred loss model, and was primarily the result of loan portfolio growth.

For the six months ended June 30, 2023, noninterest income was $3.6 million, which represents an increase of $777,000, or 27.1%, compared to the six months ended June 30, 2022. The increase was due to customer service fees on deposit accounts and other income, partially offset by a decrease in gain on loans sold. Customer service fees increased $548,000 due to fees generated from cash vault services for our customers who operate Bitcoin ATMs and implementation and activity fees charges to BaaS customers. During the quarter ended June 30, 2023, management suspended Bitcoin ATM deposit services while they continue to evaluate the services offered. Implementation and activity fees charged to BaaS customers for the six months ended June 30, 2023 were $483,000, compared to $79,000 for the six months ended June 30, 2022. Other income increased $339,000 due to insurance proceeds. Gain on loans sold decreased $284,000 primarily due to the sale of residential mortgage loans in June 2022.

For the six months ended June 30, 2023, noninterest expense was $26.0 million, which represents an increase of $3.2 million, or 14.3%. The increase was due to salaries and employee benefits, professional fees, deposit insurance expense, software depreciation and implementation expense, partially offset by a decrease in write downs of other assets and receivables. Salaries and employee benefits increased $2.1 million, or 14.8%, primarily due to an increase in staff to support strategic initiatives within our deposit products and services. Professional fees increased $885,000, or 61.6%, due to increased legal, audit, and compliance costs which were elevated for the first quarter of 2023 due to services pertaining to the events that led to losses recorded during 2022. Deposit insurance increased $341,000, or 111.8%, primarily due to an increase in the FDIC’s insurance assessment rate schedules. Software depreciation and implementation expenses increased $279,000, or 44.9%, primarily due to software licenses needed for the increased staff. In 2022, there was a write down of an SBA receivable in the first quarter after the Company evaluated the collectability and determined that $395,000 was uncollectible.

Balance Sheet Results

June 30, 2023 Compared to March 31, 2023

Total assets increased $59.4 million, or 3.5%, to $1.76 billion at June 30, 2023, compared to $1.70 billion at March 31, 2023.  The primary reason for the increase was increases in cash and cash equivalents and in net loans. Cash and cash equivalents increased $53.7 million or 22.0% due to increased deposit balances. The Bank deems select specialty deposits expected to be short-term as volatile. The Bank held $171.3 million of these deposits as of June 30, 2023, compared to $91.9 million as of March 31, 2023. These deposits are currently being held as cash in short-term investments.

Net loans increased  $10.2 million, or 0.8%, and were $1.33 billion at June 30, 2023, compared to $1.32 billion at March 31, 2023.  The increase was primarily driven by increases in mortgage warehouse loans of $24.6 million, or 16.5%, and construction and land development loans of $12.0 million, or 14.1%. The increase in net loans was partially offset by decreases in the commercial real estate portfolio of $9.4 million, or 2.1%, the commercial loan portfolio of $6.4 million, or 3.3%, and digital asset loans. The Bank’s continued efforts to reduce its digital asset lending portfolio resulted in a decrease of $10.2 million, or 37.9% to $16.8 million at June 30, 2023.  The decrease in the digital asset loan portfolio was driven by paydowns on the loans secured by cryptocurrency mining rigs as well as the payoff of a $5.7 million line of credit.

Total liabilities increased $55.8 million, or 3.7%, to $1.55 billion as of June 30, 2023, compared to $1.49 billion at March 31, 2023, primarily due to an increase in deposits and total borrowings. Deposits were $1.45 billion as of June 30, 2023, compared to $1.40 billion as of March 31, 2023, which represents an increase of $44.2 million, or 3.1%. The increase in deposits was primarily related to an increase of $41.2 million, or 18.7% in specialty deposits, which were $261.0 million as of June 30, 2023, compared to $219.8 million as of March 31, 2023. Specialty deposits consist of deposits from BaaS and digital asset customers. BaaS deposits totaled $235.6 million as of June 30, 2023, which represents a $74.0 million increase from March 31, 2023. As of June 30, 2023, the  Bank considered $171.3 million of the specialty deposit balances to be volatile and is holding these deposits as cash.  Included in BaaS deposits was $106.6 million related to BaaS customers whose business model focuses on digital assets, which represents a $54.9 million increase from March 31, 2023. Non-BaaS digital asset deposits totaled $25.3 million as of June 30, 2023, which represents a $32.8 million decrease from March 31, 2023.  Total borrowings increased $11.5 million, or 16.8%, to $79.8 million as of June 30, 2023, compared to $68.3 million at March 31, 2023 to fund loan growth.

As of June 30, 2023, shareholders’ equity was $215.1 million compared to $211.5 million at March 31, 2023,  which represents  an increase of $3.6 million, or 1.7%. The increase was primarily due to net income of $3.5 million, stock-based compensation expense of $332,000, and employee stock ownership plan shares earned of $169,000, partially offset by other comprehensive loss of $322,000.

June 30, 2023 Compared to December 31, 2022

Total assets increased $125.2 million, or 7.7%, to $1.76 billion at June 30, 2023, compared to $1.64 billion at December 31, 2022 due to an increase in cash and cash equivalents, partially offset by decreases in net loans and other repossessed assets.  Cash and cash equivalents increased $217.2 million, or 269.4%  due to increased deposit balances and a decrease in net loans. The Bank deems select specialty deposits expected to be short-term as volatile. The Bank held $171.3 million of these deposits as of June 30, 2023 as cash in short-term investments. No deposits were held as volatile as of December 31, 2022.  Other repossessed assets decreased $6.1 million due to the sale of the remaining cryptocurrency mining rigs that were repossessed during 2022.

Net loans decreased  $82.5 million, or 5.8%, and were $1.33 billion at June 30, 2023, compared to $1.42 billion at December 31, 2022.  The decrease was primarily driven by decreases in mortgage warehouse loans of $39.5 million, or 18.5%, commercial loans of $29.0 million, or 13.4%, commercial real estate loans of $15.6 million, or 3.4%, and digital asset loans.  The Bank's continued efforts to reduce its digital asset portfolio resulted in a decrease of $24.0 million, or 58.9%. The decrease in the digital asset loan portfolio was driven by paydowns on outstanding lines of credit as well as the payoff of a $4.8 million loan secured by cryptocurrency mining rigs during the first quarter of 2023 and the payoff of a $5.7 million line of credit during the second quarter of 2023. The decrease in net loans was partially offset by an increase in the construction and land development portfolio of $25.0 million, or 33.9%.

Total liabilities increased $117.7 million, or 8.2%, to $1.55 billion as of June 30, 2023, compared to $1.43 billion at December 31, 2022, primarily due to an increase in deposits, partially offset by a decrease in borrowings. Deposits were $1.45 billion as of June 30, 2023, compared to $1.28 billion as of December 31, 2022, which represents an increase of $168.5 million, or 13.2%. The increase in deposits was primarily related to an increase of $158.2 million in specialty deposits, which were $261.0 million as of June 30, 2023, compared to $102.8 million as of December 31, 2022. Specialty deposits consist of deposits by BaaS and digital asset customers. BaaS deposits totaled $235.6 million as of June 30, 2023, which represents a $190.3 million increase from December 31, 2022. As of June 30, 2023, the Bank considered $171.3 million of the specialty deposit balances to be volatile and is holding these deposits as cash. Included in BaaS deposits was $106.6 million related to BaaS customers whose business model focuses on digital assets, which represents an $86.0 million increase from December 31, 2022. Non-BaaS digital asset deposits totaled $25.3 million as of June 30, 2023, which represents a $32.2 million decrease from December 31, 2022. The increase in deposits was partially offset by a decrease in borrowings of $47.1 million, or 37.1%, primarily driven by a decrease in overnight borrowings.

As of June 30, 2023, shareholders’ equity was $215.1 million compared to $207.5 million at December 31, 2022, which represents an increase of $7.5 million, or 3.6%. The increase was primarily due to net income of $5.6 million. Also contributing to the increase was a one-time, cumulative-effect adjustment for the adoption of CECL which increased retained earnings by $696,000. Shareholders’ equity also increased due to stock-based compensation expense of $651,000, employee stock ownership plan shares earned of $356,000, and other comprehensive income of $309,000.

About Provident Bancorp, Inc.

BankProv, a subsidiary of Provident Bancorp, Inc. (NASDAQ: PVBC),  is a future-ready commercial bank for corporate clients, specializing in offering adaptive and technology-first banking solutions to niche markets. We are committed to offering state-of-the-art APIs (application programming interfaces) for all business clients and BaaS partners. Through our offerings, BankProv insures 100% of deposits through a combination of insurance provided by the Federal Deposit Insurance Corporation (FDIC) and the Depositors Insurance Fund (DIF). For more information about BankProv please visit our website www.bankprov.com or call 877-487-2977.

Forward-looking statements

This news release may contain certain forward-looking statements, such as statements of the Company’s or the Bank’s plans, objectives, expectations, estimates and intentions. Forward-looking statements may be identified by the use of words such as, “expects,” “subject,” “believe,” “will,” “intends,” “may,” “will be” or “would.” These statements are subject to change based on various important factors (some of which are beyond the Company’s or the Bank’s control) and actual results may differ materially. Accordingly, readers should not place undue reliance on any forward-looking statements (which reflect management’s analysis of factors only as of the date of which they are given). These factors include: general economic conditions; the impact of the COVID-19 pandemic or any other pandemic on our operations and financial results and those of our customers; global and national war and terrorism; trends in interest rates; inflation; potential recessionary conditions; levels of unemployment; legislative, regulatory and accounting changes; monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve Bank; deposit flows; our ability to access cost-effective funding; changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio; changes in consumer spending, borrowing and savings habits; competition; real estate values in the market area; loan demand; the adequacy of our allowance for loan losses, changes in the quality of our loan and securities portfolios; the ability of our borrowers to repay their loans; an unexpected adverse financial, regulatory or bankruptcy event experienced by our cryptocurrency, digital asset or financial technology (“fintech”) customers; our ability to retain key employees; failures or breaches of our IT systems, including cyberattacks; the failure to maintain current technologies; and the ability of the Company or the Bank to effectively manage its growth and results of regulatory examinations, among other factors. The foregoing list of important factors is not exclusive. Readers should carefully review the risk factors described in other documents of the Company files from time to time with the Securities and Exchange Commission, including Annual and Quarterly Reports on Forms 10-K and 10-Q, and Current Reports on Form 8-K.

Provident Bancorp, Inc.

Carol Houle, 617-546-7365

Co-President and Co-Chief Executive Officer,

and Chief Financial Officer

choule@bankprov.com

Provident Bancorp, Inc.

Consolidated Balance Sheet

	At	At	At
	June 30,	March 31,	December 31,
	2023	2023	2022
(Dollars in thousands)	(unaudited)	(unaudited)
Assets
Cash and due from banks	$32,254	$27,669	$42,923
Short-term investments	265,604	216,509	37,706
Cash and cash equivalents	297,858	244,178	80,629
Debt securities available-for-sale (at fair value)	27,656	28,744	28,600
Federal Home Loan Bank stock, at cost	3,309	3,095	4,266
Loans, net of allowance for credit losses of $23,981, $24,812, and $28,069 as of
June 30, 2023, March 31, 2023, and December 31, 2022, respectively	1,333,564	1,323,390	1,416,047
Bank owned life insurance	44,153	43,881	43,615
Premises and equipment, net	13,400	13,439	13,580
Other repossessed assets	—	—	6,051
Accrued interest receivable	5,007	5,836	6,597
Right-of-use assets	3,861	3,902	3,942
Deferred tax asset, net	15,722	15,692	16,793
Other assets	17,057	19,996	16,261
Total assets	$1,761,587	$1,702,153	$1,636,381

Liabilities and Shareholders' Equity
Deposits:
Noninterest-bearing	$404,012	$460,836	$520,226
Interest-bearing	1,044,074	943,085	759,356
Total deposits	1,448,086	1,403,921	1,279,582
Borrowings:
Short-term borrowings	70,000	50,000	108,500
Long-term borrowings	9,763	18,296	18,329
Total borrowings	79,763	68,296	126,829
Operating lease liabilities	4,227	4,255	4,282
Other liabilities	14,439	14,229	18,146
Total liabilities	1,546,515	1,490,701	1,428,839
Shareholders' equity:
Preferred stock; authorized 50,000 shares:
no shares issued and outstanding	—	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized;
17,684,720, 17,693,818, and 17,669,698 shares issued and outstanding
at June 30, 2023, March 31, 2023 and December 31, 2022, respectively	177	177	177
Additional paid-in capital	123,444	123,144	122,847
Retained earnings	100,894	97,432	94,630
Accumulated other comprehensive loss	(1,891)	(1,569)	(2,200)
Unearned compensation - ESOP	(7,552)	(7,732)	(7,912)
Total shareholders' equity	215,072	211,452	207,542
Total liabilities and shareholders' equity	$1,761,587	$1,702,153	$1,636,381

Provident Bancorp, Inc.

Consolidated Income Statements

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(Dollars in thousands, except per share data)	2023	2023	2022	2023	2022
Interest and dividend income:
Interest and fees on loans	$19,652	$20,006	$18,558	$39,658	$36,770
Interest and dividends on debt securities available-for-sale	246	238	194	484	373
Interest on short-term investments	2,978	383	400	3,361	459
Total interest and dividend income	22,876	20,627	19,152	43,503	37,602
Interest expense:
Interest on deposits	7,670	3,901	476	11,571	931
Interest on short-term borrowings	230	824	—	1,054	—
Interest on long-term borrowings	74	86	71	160	141
Total interest expense	7,974	4,811	547	12,785	1,072
Net interest and dividend income	14,902	15,816	18,605	30,718	36,530
Credit loss (benefit) expense - loans	(740)	2,935	1,005	2,195	1,088
Credit loss (benefit) expense - off-balance sheet credit exposures	(327)	(1,156)	36	(1,483)	36
Total credit loss (benefit) expense	(1,067)	1,779	1,041	712	1,124
Net interest and dividend income after credit loss (benefit) expense	15,969	14,037	17,564	30,006	35,406
Noninterest income:
Customer service fees on deposit accounts	769	979	619	1,748	1,200
Service charges and fees - other	527	451	452	978	828
Bank owned life insurance income	272	266	258	538	514
Gain on loans sold, net	—	—	187	—	284
Other income	134	251	36	385	46
Total noninterest income	1,702	1,947	1,552	3,649	2,872
Noninterest expense:
Salaries and employee benefits	8,109	8,544	7,322	16,653	14,511
Occupancy expense	421	421	398	842	837
Equipment expense	151	144	143	295	281
Deposit insurance	368	278	154	646	305
Data processing	374	361	344	735	679
Marketing expense	161	83	70	244	197
Professional fees	919	1,403	709	2,322	1,437
Directors' compensation	164	200	267	364	521
Software depreciation and implementation	483	417	327	900	621
Insurance expense	450	452	448	902	895
Service fees	281	236	225	517	433
Write down of other assets and receivables	—	—	—	—	395
Other	870	672	900	1,542	1,606
Total noninterest expense	12,751	13,211	11,307	25,962	22,718
Income before income tax expense	4,920	2,773	7,809	7,693	15,560
Income tax expense	1,459	670	2,190	2,129	4,416
Net income	$3,461	$2,103	$5,619	$5,564	$11,144
Earnings per share:
Basic	$0.21	$0.13	$0.34	$0.34	$0.68
Diluted	0.21	$0.13	$0.33	$0.34	$0.66
Weighted Average Shares:
Basic	16,568,664	16,530,627	16,460,248	16,549,751	16,488,941
Diluted	16,570,017	16,531,266	16,882,933	16,550,666	16,957,186

Provident Bancorp, Inc.

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended
	June 30,			March 31,			June 30,
	2023			2023			2022
		Interest			Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,346,654	$19,652	5.84%	$1,391,941	$20,006	5.75%	$1,465,000	$18,558	5.07%
Short-term investments	236,367	2,978	5.04%	40,931	383	3.74%	219,555	400	0.73%
Debt securities available-for-sale	28,278	197	2.79%	28,727	193	2.69%	32,687	190	2.33%
Federal Home Loan Bank stock	2,254	49	8.70%	2,639	45	6.82%	1,388	4	1.15%
Total interest-earning assets	1,613,553	22,876	5.67%	1,464,238	20,627	5.63%	1,718,630	19,152	4.46%
Non-interest earning assets	99,685			117,178			88,932
Total assets	$1,713,238			$1,581,416			$1,807,562
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$149,625	$408	1.09%	$142,457	$111	0.31%	$152,932	$51	0.13%
Money market accounts	513,348	4,550	3.55%	313,077	1,913	2.44%	331,998	211	0.25%
NOW accounts	115,869	202	0.70%	127,124	146	0.46%	264,038	135	0.20%
Certificates of deposit	230,023	2,510	4.36%	185,470	1,731	3.73%	58,781	79	0.54%
Total interest-bearing deposits	1,008,865	7,670	3.04%	768,128	3,901	2.03%	807,749	476	0.24%
Borrowings
Short-term borrowings	18,352	230	5.01%	69,647	824	4.73%	857	—	—%
Long-term borrowings	16,148	74	1.83%	18,307	86	1.88%	13,500	71	2.10%
Total borrowings	34,500	304	3.52%	87,954	910	4.14%	14,357	71	1.98%
Total interest-bearing liabilities	1,043,365	7,974	3.06%	856,082	4,811	2.25%	822,106	547	0.27%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	437,167			495,067			726,623
Other noninterest-bearing liabilities	19,380			20,469			19,568
Total liabilities	1,499,912			1,371,618			1,568,297
Total equity	213,326			209,798			239,265
Total liabilities and
equity	$1,713,238			$1,581,416			$1,807,562
Net interest income		$14,902			$15,816			$18,605
Interest rate spread (3)			2.61%			3.38%			4.19%
Net interest-earning assets (4)	$570,188			$608,156			$896,524
Net interest margin (5)			3.69%			4.32%			4.33%
Average interest-earning assets to interest-bearing liabilities	154.65%			171.04%			209.05%

(1)

Interest earned/paid on loans includes mortgage warehouse loan origination fee income of  $213,000, $262,000,  and $239,000 for the three months ended June 30, 2023, March 31, 2023,  and June 30,  2022, respectively.

(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

	For the Six Months Ended June 30,
	2023			2022
		Interest			Interest
	Average	Earned/	Yield/	Average	Earned/	Yield/
(Dollars in thousands)	Balance	Paid	Rate (6)	Balance	Paid	Rate (6)
Assets:
Interest-earning assets:
Loans (1)(2)	$1,369,172	$39,658	5.79%	$1,467,122	$36,770	5.01%
Short-term investments	139,189	3,361	4.83%	178,483	459	0.51%
Debt securities available-for-sale	28,501	389	2.73%	34,245	365	2.13%
Federal Home Loan Bank stock	2,445	95	7.77%	1,088	8	1.47%
Total interest-earning assets	1,539,307	43,503	5.65%	1,680,938	37,602	4.47%
Non-interest earning assets	108,385			87,247
Total assets	$1,647,692			$1,768,185
Liabilities and shareholders' equity:
Interest-bearing liabilities:
Savings accounts	$146,061	$519	0.71%	$153,205	$91	0.12%
Money market accounts	413,765	6,463	3.12%	362,268	460	0.25%
NOW accounts	121,466	348	0.57%	228,498	218	0.19%
Certificates of deposit	207,870	4,241	4.08%	59,699	162	0.54%
Total interest-bearing deposits	889,162	11,571	2.60%	803,670	931	0.23%
Borrowings
Short-term borrowings	43,857	1,054	4.81%	431	—	—%
Long-term borrowings	17,222	160	1.86%	13,500	141	2.09%
Total borrowings	61,079	1,214	3.98%	13,931	141	2.02%
Total interest-bearing liabilities	950,241	12,785	2.69%	817,601	1,072	0.26%
Noninterest-bearing liabilities:
Noninterest-bearing deposits	465,958			692,394
Other noninterest-bearing liabilities	19,921			20,312
Total liabilities	1,436,120			1,530,307
Total equity	211,572			237,878
Total liabilities and
equity	$1,647,692			$1,768,185
Net interest income		$30,718			$36,530
Interest rate spread (3)			2.96%			4.21%
Net interest-earning assets (4)	$589,066			$863,337
Net interest margin (5)			3.99%			4.35%
Average interest-earning assets to
interest-bearing liabilities	161.99%			205.59%

(1)	Interest earned/paid on loans includes mortgage warehouse loan origination fee income of $475,000 and $580,000 for the six months ended June 30, 2023 and June 30, 2022, respectively.
(2)	Includes loans held for sale.
(3)	Net interest rate spread represents the difference between the weighted average yield on interest-bearing assets and the weighted average rate of interest-bearing liabilities.
(4)	Net interest-earning assets represent total interest-earning assets less total interest-bearing liabilities.
(5)	Net interest margin represents net interest income divided by average total interest-earning assets.
(6)	Annualized.

Provident Bancorp, Inc.

Select Financial Highlights

(Unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,
	2023	2023	2022	2023	2022
Performance Ratios:
Return on average assets (1)	0.81%	0.53%	1.24%	0.68%	1.26%
Return on average equity (1)	6.49%	4.01%	9.39%	5.26%	9.37%
Interest rate spread (1) (2)	2.61%	3.39%	4.19%	2.96%	4.21%
Net interest margin (1) (3)	3.69%	4.32%	4.33%	3.99%	4.35%
Non-interest expense to average assets (1)	2.98%	3.34%	2.51%	3.15%	2.57%
Efficiency ratio (4)	76.79%	74.37%	56.27%	75.54%	57.75%
Average interest-earning assets to
average interest-bearing liabilities	154.65%	171.04%	209.05%	161.99%	205.59%
Average equity to average assets	12.45%	13.27%	13.24%	12.84%	13.45%

	At	At	At
	June 30,	March 31,	December 31,
	2023	2023	2022
Asset Quality
Non-accrual loans:
Commercial real estate	$160	$55	$56
Commercial	70	193	101
Enterprise value	4,310	4,397	92
Digital asset	16,768	26,602	26,488
Residential real estate	361	224	227
Construction and land development	—	—	—
Consumer	—	—	—
Mortgage warehouse	—	—	—
Total non-accrual loans	21,669	31,471	26,964
Accruing loans past due 90 days or more	—	—	—
Other repossessed assets	—	—	6,051
Total non-performing assets	$21,669	$31,471	$33,015
Asset Quality Ratios
Allowance for credit losses as a percent of total loans (5)	1.77%	1.84%	1.94%
Allowance for credit losses as a percent of non-performing loans	110.67%	78.84%	104.10%
Non-performing loans as a percent of total loans (5)	1.60%	2.33%	1.87%
Non-performing loans as a percent of total assets	1.23%	1.85%	1.65%
Non-performing assets as a percent of total assets (6)	1.23%	1.85%	2.02%
Capital and Share Related
Stockholders' equity to total assets	12.2%	12.4%	12.7%
Book value per share	$12.16	$11.95	$11.75
Market value per share	$8.28	$6.84	$7.28
Shares outstanding	17,684,720	17,693,818	17,669,698

(1)	Annualized where appropriate.
(2)	Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3)	Represents net interest income as a percent of average interest-earning assets.
(4)	Represents noninterest expense divided by the sum of net interest income and noninterest income, excluding gains on securities available for sale, net.
(5)	Loans are presented at amortized cost (excluding accrued interest).
(6)	Non-performing assets consists of non-accrual loans plus loans accruing but 90 days overdue and other repossessed assets.

	At		At		At
	June 30,		March 31,		December 31,
	2023		2023		2022
(In thousands)	Amount	Percent	Amount	Percent	Amount	Percent
Commercial real estate	$438,029	32.26%	$447,461	33.19%	$453,592	31.41%
Commercial	187,965	13.85%	194,335	14.41%	216,931	15.02%
Enterprise value	436,574	32.15%	437,570	32.46%	438,745	30.38%
Digital asset (1)	16,768	1.24%	26,981	2.00%	40,781	2.82%
Residential real estate	7,490	0.55%	7,661	0.57%	8,165	0.57%
Construction and land development	96,757	7.13%	84,800	6.29%	72,267	5.00%
Consumer	207	0.02%	281	0.02%	391	0.03%
Mortgage warehouse	173,755	12.80%	149,113	11.06%	213,244	14.77%
	1,357,545	100.00%	1,348,202	100.00%	1,444,116	100.00%
Allowance for credit losses - loans	(23,981)		(24,812)		(28,069)
Net loans	$1,333,564		$1,323,390		$1,416,047

(1)

Includes  $16.8 million,  $20.9 million, and $26.5 million in loans secured by cryptocurrency mining rigs at June 30, 2023, March 31, 2023, and December 31, 2022, respectively.  The remaining balances consist of digital asset lines of credit.

	At	At	At
	June 30,	March 31,	December 31,
(In thousands)	2023	2023	2022
Noninterest-bearing:
Demand	$404,012	$460,836	$520,226
Interest-bearing:
NOW	111,701	122,721	145,533
Regular savings	159,940	158,470	141,802
Money market deposits	530,964	451,427	318,417
Certificates of deposit:
Certificate accounts of $250,000 or more	20,869	17,659	11,449
Certificate accounts less than $250,000	220,600	192,808	142,155
Total interest-bearing	1,044,074	943,085	759,356
Total deposits (1)(2)(3)	$1,448,086	$1,403,921	$1,279,582

(1)	Includes $235.6 million, $161.7 million, $45.3 million in BaaS deposits at June 30, 2023, March 31, 2023, and December 31, 2022, respectively.
(2)	Includes $25.3 million, $58.1 million, and $57.5 million in digital asset deposits at June 30, 2023, March 31, 2023, and December 31, 2022, respectively.
(3)

Of total deposits the FDIC insured approximately 53%, 56%, and 55% and the remaining 47%, 44%, and 45% were insured through the DIF, as of June 30, 2023, March 31, 2023, and December 31, 2022, respectively.